UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Retail Properties of America, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 20, 2012

Dear Fellow Stockholders:

The Retail Properties of America, Inc. (RPAI) Annual Meeting of Stockholders is scheduled for October 9, 2012 – only a few days away. We are writing to remind you to vote for RPAI’s qualified, independent director nominees – please vote today by signing and returning your proxy cards or voting electronically or over the phone.

WE URGE YOU TO SUPPORT THE RPAI BOARD AND ITS STRATEGIC PLAN

TO ENHANCE STOCKHOLDER VALUE

RPAI’s Board and management team are working diligently to create value for stockholders and position RPAI for long-term success. We are:

•

Leveraging the Diversity and Value of Our Portfolio. RPAI’s management team is committed to growing the value of the Company’s large and diversified portfolio through strong leasing momentum, stabilized cash flows and active asset management in order to drive stronger results, operational improvement and long-term profitability.

•

Streamlining Our Operational Platform. RPAI is positioning itself to achieve greater operational efficiencies by controlling costs, focusing on corporate overhead and taking necessary steps to establish independence from its previous sponsor, The Inland Group.

•	Strengthening Our Balance Sheet. RPAI has reduced its leverage and overall risk profile and will continue to strengthen its balance sheet and financial flexibility.

•

Delivering Value to Stockholders. RPAI’s Board and management team have taken a number of steps to enhance stockholder value, including the payment of an attractive annual dividend and the Company’s successful initial public offering of Class A common stock, which raised equity to advance the Company’s growth prospects and provide existing stockholders with the option of measured liquidity on the New York Stock Exchange.

PLEASE HELP ENSURE RPAI’S CONTINUED SUCCESS:

VOTE YOUR PROXY CARD TODAY

Your vote is important, no matter how many shares you own. We urge you to vote FOR RPAI’s director nominees today by signing, dating and mailing the enclosed proxy card. You can also vote by telephone or on the internet by following the instructions on your proxy card. If you need assistance in voting your shares, please call the Company’s proxy solicitor, Morrow & Co., LLC, at (800) 276-3011 (toll-free) or (203) 658-9400 (toll).

We thank you for your continued support of RPAI.

Sincerely,

Gerald M. Gorski Chairman	Steven P. Grimes President and Chief Executive Officer

SAFE HARBOR LANGUAGE

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “expect,” “will,” “estimates,” “intend,” “aim,” “should,” “could,” “future,” “potential,” “plans,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, general economic, business and financial conditions, changes in the Company’s industry and changes in the real estate markets in particular, market demand for and pricing of the Company’s common stock, general volatility of the capital and credit markets, competitive and cost factors, the ability of the Company to enter into new leases or renew leases on favorable terms, defaults on, early terminations of or non-renewal of leases by tenants, bankruptcy or insolvency of a major tenant or a significant number of smaller tenants, the effects of declining real estate valuations and impairment charges on the Company’s operating results, increased interest rates and operating costs, decreased rental rates or increased vacancy rates, the uncertainties of real estate acquisitions, dispositions and redevelopment activity, the Company’s failure to successfully execute its non-core disposition program and capital recycling efforts, the Company’s ability to create long-term shareholder value, the Company’s ability to manage its growth effectively, the availability, terms and deployment of capital, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors.” We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.